EXHIBIT 16.1

August 23, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Advanced Energy Industries, Inc. and, under the date of February 20, 2004, we reported on the consolidated financial statements of Advanced Energy Industries, Inc. as of and for the years ended December 31, 2003 and 2002. On August 16, 2004, our appointment as principal accountants was terminated. We have read Advanced Energy Industries, Inc.’s statements included under Item 4 of its Form 8-K dated August 16, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Advanced Energy Industries, Inc.’s statements that the audit and finance committee of the board of directors appointed Grant Thornton LLP as independent accountants, that pursuant to the charter of the audit and finance committee, such committee has the sole authority to hire and terminate Advanced Energy’s independent accountants, or that Grant Thornton LLP was not consulted with regard to any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP

KPMG LLP